Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Maravai LifeSciences Holdings, Inc. 2020 Omnibus Incentive Plan of our reports dated March 18, 2025, with respect to the consolidated financial statements of Maravai LifeSciences Holdings, Inc. and the effectiveness of internal control over financial reporting of Maravai LifeSciences Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

San Mateo, California

May 12, 2025